EXHIBIT 10.1

EMPLOYMENT AGREEMENT

This EMPLOYMENT AGREEMENT ("Agreement"), effective as of the 15th day of May, 2007, by and between Homeland Security Capital Corporation, a Delaware corporation (the "Company"), and Michael T. Brigante (the "Employee").

RECITALS

In consideration of the mutual representations, warranties, covenants and agreements contained in this Agreement and other good and valuable consideration the receipt and sufficiency of which is hereby acknowledged, the parties agree as follows:

1.  Employment.

(a)  Employment Period. Subject to the terms and conditions set forth herein and unless sooner terminated as hereinafter provided, Company shall employ Employee and Employee agrees to serve as an employee of Company for a three-year period, from May 15, 2007 (the “Commencement Data”) to the third anniversary of the date of the Commencement Date (the “Employment Term”), which Employment Term shall automatically renew for consecutive one year periods, unless a written notice of a party’s intention to terminate this Agreement at the expiration of the Employment Term (or any renewal term) is delivered by either party three (3) months prior to the expiration of the Employment Term or any renewal term, as applicable. For purposes of this Agreement, the Employment Term and any renewal term thereof are collectively referred to herein as the “Employment Period.” Any existing employment agreements between the parties are hereby terminated.

(b)  Duties and Responsibilities. During the Employment Period, the Employee shall serve initially as Senior Vice President of Finance and Chief Financial Officer. In such roles, Employee shall have such authority and responsibility and perform such duties as may be assigned to him from time to time by the Company’s chief executive officer, and in the absence of such assignment, such duties as are customary to Employee's office and as are necessary or appropriate to the business and operations of the Company and its subsidiaries. During the Employment Period, the Employee's employment shall be full time, Employee shall perform his duties honestly, diligently, in good faith and in the best interests of the Company and its subsidiaries, and Employee shall use his best efforts to promote the interests of the Company and its subsidiaries.

(c)  Other Activities. Except upon the prior written consent of the Company, the Employee, during the Employment Period, will not accept any other employment or consulting arrangement, except as approved by the Company’s chief executive officer. The Employee shall be permitted to serve in ventures such as passive real estate investments, serving on charitable and civic boards and organizations, and similar activities, so long as such activities do not materially interfere with or detract from the performance of Employee's duties or constitute a breach of any of the provisions contained in this Agreement.

2.  Compensation.

(a)  Base Salary. In consideration for the Employee's services hereunder and the restrictive covenants contained herein, the Employee shall be paid an annual base salary of $190,000 (the "Salary"), which salary shall be payable commencing as of date hereof and shall be payable in accordance with the Company's customary payroll practices. Notwithstanding the foregoing, Employee's annual Salary may be increased, but not decreased, at anytime and from time to time to levels greater than the level set forth in the preceding sentence at the discretion of the Board of Directors (the "Board") of the Company to reflect merit or other increases.

(b)  Bonus. In addition to the Salary, Employee shall be entitled to such bonuses and benefits as may be determined by the Board with the advice of the Company’s chief executive officer. The bonus of the Employee may be in an amount up to 50% of his Salary. The bonus review for the Employee shall occur at the end of each fiscal year. Any bonus granted pursuant to this Section 2(b) shall be paid within ninety (90) days after the end of the fiscal year for which such bonus is earned. Additionally, upon the execution of this Agreement and the commencement of the Employment Term, the Employee will be paid a one time bonus of $5,000.00 to be included with the next scheduled payroll term under the Company’s normal payroll practices.

(i)  Equity Incentives. Employee shall be eligible to receive such stock options or other equity incentives as may be determined by the Board, in its sole discretion. Initially, the Employee shall receive options to purchase 51,921,000 shares of the Company’s common stock (the “Common Stock”) with such options having an exercise price equal to the closing stock price of the Company’s common stock as quoted on the Over-the-Counter Bulletin Board as of the date of Board's approval of this Agreement. The options to purchase the Common Stock mentioned above shall vest pro rata at the end of each calendar quarter (5,769,000 per quarter) for nine (9) quarters beginning on June 30, 2007; provided, however, that vesting term shall be governed by stock option agreement between the Employer and the Company.

(c)  Vacations. The Employee shall be entitled to four (4) weeks of vacation on an annual basis.

(d)  Other Benefits. During the term of this Agreement, the Employee, shall be entitled to participate in any life insurance programs, disability programs, stock option plans, bonus plans, pension plans and other fringe benefit plans and programs as are from time to time established and maintained for the benefit of the Company's employees or executive officers, subject to the provisions of such plans and programs. The Company will provide the Employee the use of an automobile during the Employment Term.

(e)  Expenses. The Employee shall be reimbursed for all out-of-pocket expenses reasonably incurred by him on behalf of or in connection with the business of the Company including travel and lodging to visit the Company’s headquarters (which shall include either (i) the use of a corporate apartment in the Washington, DC area to be mutually agreed upon or (ii) a housing stipend) and other offices, pursuant to the normal standards and guidelines followed from time to time by the Company.

3.  Termination.

(a)  For Cause. The Company shall have the right to terminate this Agreement and to discharge the Employee for Cause (as defined below), at any time during the Employment Period. Termination for “Cause” shall mean, during the Employment Period, (i) Employee's conduct that would constitute under federal or state law either a felony or a misdemeanor involving moral turpitude, or a determination by the Board, after consideration of all available information and following the procedures set forth below, that Employee has willfully violated Company policies or procedures involving discrimination, harassment, alcohol or substance abuse, or work place violence, (ii) Employee's actions or omissions that constitute fraud, dishonesty or gross misconduct, (iii) Employee's intentional breach of any fiduciary duty, (iv) the Employee’s gross negligence or willful misconduct in the performance of his duties hereunder, (v) Employee engages in any conduct, action or behavior that has or may reasonably be expected to have a material adverse effect on the reputation of Company, or Employee’s reputation or that is not befitting of an executive of the Company; or (vi) a material failure on the part of Employee to perform his obligations hereunder, which failure is not remedied within thirty (30) days after notice thereof is furnished by Company to Employee, or (vii) the Employee’s inability to perform his duties and responsibilities as provided herein due to his death or Disability. Any termination for Cause pursuant to this Section shall be given to the Employee in writing and shall set forth in detail all acts or omissions upon which the Company is relying to terminate the Employee for Cause. If an Employee is terminated for Cause, the Employee shall only be entitled to receive his accrued and unpaid Salary, bonus and other benefits through the termination date and the Company shall have no further obligations under this Agreement from and after the date of termination.

(b)  Termination by Employee. If the Employee shall resign or otherwise terminate his employment with the Company at anytime during the term of this Agreement, the Employee shall only be entitled to receive his accrued and unpaid Salary, bonus and other benefits through the termination date and the Company shall have no further obligations under this Agreement from and after the date of termination.

(c)  Termination by Company Without Cause. At any time during the term of this Agreement, the Company shall have the right to terminate this Agreement and to discharge the Employee without Cause effective upon delivery of written notice to the Employee. Upon any such termination by the Company without Cause, the Company shall pay to the Employee all of the Employee's accrued but unpaid Salary through the date of termination, and continue to pay to or provide for the Employee his Salary payable in accordance with Section 2(a) for the lesser of (y) the remaining Employment Term or (z) six (6) months from the date of termination, when and as the same would have been due and payable hereunder but for such termination (the "Severance Payments"). Other than the Severance Payments, the Company shall have no further obligation to the Employee except for the obligations set forth in this Section 3 of the Agreement after the date of such termination; provided, however, that the Employee shall only be entitled to continuation of the Severance Payments as long as he is in compliance with the provisions of Sections 4 and 5 of this Agreement.

(d)  Termination by the Employee for Good Reason. The Employee shall have the right to terminate this Agreement for Good Reason (as defined below), at any time during the Employment Period. Termination for “Good Reason” shall mean, during the Employment Period, (i) Employer’s assignment to the Employee, without his consent, of any duties other than those contemplated by Section 1(b) hereof, or any limitation of the powers of the Employee in any respect not contemplated by Section 1(b) hereof, (ii)  removal of the Employee from or any failure to re-elect the Employee to the positions indicated in Section 1(b) hereof, (iii) any reduction in the Employee’s Salary, Bonuses, Equity Incentives, Vacations, Other Benefits or Expenses effected without the agreement of the Employee or as otherwise permitted by this Agreement, (iv) Employer’s requirement for Employee to permanently carry on his Duties and Responsibilities in any location other than the Washington, DC area, (v) Employer’s requirement for Employee to perform acts that constitute fraud, dishonestly or violation of the codes of professional ethics or conduct (as defined by the American Institute of Certified Public Accountants (AICPA)), (vi) a material failure on the part of Employer to perform its obligations hereunder, which failure is not remedied within thirty (30) days after written notice thereof is furnished by Employee to Company, (vii) any failures by the Employer to comply with Sections 1, 11 or 18 of this Agreement, or (viii) failure of the Employer to maintain Directors and Officers liability insurance, with a minimum coverage of three (3) million dollars throughout the Employment Term. Any termination by the Employee for Good Reason pursuant to this Section shall be given to the Employer in writing and shall set forth in detail all acts or omissions upon which the Employee is relying to terminate his Employment for Good Reason. If the Employee terminates his Employment for Good Reason, as defined in this Section 3(d) the Employee shall be entitled to receive his accrued and unpaid Salary, bonus and other benefits through the termination date and receive Severance Payments as defined in Section 3(c) above.

(e)  Disability of the Employee. This Agreement may be terminated by the Company upon the Disability of the Employee. "Disability" shall mean any mental or physical illness, condition, disability or incapacity which prevents the Employee from reasonably discharging his duties and responsibilities under this Agreement for a period of ninety (90) days in any one hundred eighty (180) day period. In the event that any disagreement or dispute shall arise between the Company and the Employee as to whether the Employee suffers from any Disability, then, in such event, the Employee shall submit to the physical or mental examination of a physician licensed under the laws of the State of Delaware, who is mutually agreeable to the Company and the Employee, and such physician shall determine whether the Employee suffers from any Disability. In the absence of fraud or bad faith, the determination of such physician shall be final and binding upon the Company and the Employee. The entire cost of such examination shall be paid for solely by the Company. In the event the Company has purchased Disability insurance for Employee, the Employee shall be deemed disabled if he is completely (fully) disabled as defined by the terms of the Disability policy. On the date that the Employee is deemed to have a Disability, this Agreement will be deemed to have been terminated and (i) the Employee shall be entitled to receive from the Company his accrued and unpaid Salary, bonus and other benefits through the termination date and (ii) the amounts set forth in clause (i) of Section 3(c). Other than as set forth in the preceding sentence, the Company shall have no further obligations under this Agreement from and after the date of termination due to Disability.

(f)  Death of the Employee. In the event of the death of Employee, the employment of the Employee by the Company shall automatically terminate on the date of the Employee's death and the Company shall be obligated to pay Employee’s estate (i) the Employee’s accrued and unpaid Salary, bonus and other benefits through the termination date and (ii) the amounts set forth in clause (i) of Section 3(c). Other than as set forth in the preceding sentence, the Company shall have no further obligations under this Agreement from and after the date of termination due to the death of the Employee.

4.  Restrictive Covenants. In consideration of his employment and the other benefits arising under this Agreement, the Employee agrees that during the Employment Period, and for (i) the greater of the balance of the Employment Term or one (1) year following the termination of this Agreement by the Company “for cause” or termination of this Agreement by the Employee or (ii) six months in the event the Employee is terminated “without cause” or terminates his Employment for “good reason” (provided that he Company continues to make the payments due the Employee hereunder), the Employee (or any affiliate) shall not directly or indirectly:

(a)  own, manage, operate, join, control or participate in the ownership, management, operation or control of, or be employed or retained by, render services to, provide financing (equity or debt) or advice to, or otherwise be connected in any manner with any business that at any time competes with any business of the Company, including the Business (as defined in the Purchase Agreement), anywhere in the United States; provided, however, that nothing contained herein shall prevent the purchase or ownership by the Employee of less than 1% of the outstanding equity securities of any class of securities of a company registered under Section 12 of the Securities Exchange Act of 1934, as amended; or

(b)  for any reason, (i) induce any customer or supplier of the Company or any of its subsidiaries or affiliates to patronize or do business with any business directly or indirectly in competition with the businesses conducted by the Company or any of its subsidiaries or affiliates in any market in which the Company or any of its subsidiaries or affiliates does business; (ii) canvass, solicit or accept from any customer or supplier of the Company or any of its subsidiaries or affiliates any such competitive business; or (iii) request or advise any customer or vendor of the Company or any of its subsidiaries or affiliates to withdraw, curtail or cancel any such customer's or vendor's business with the Company or any of its subsidiaries or affiliates; or

(c)  for any reason, employ, or knowingly permit any company or business directly or indirectly controlled by him, to employ, any person who was employed by the Company or any of its subsidiaries or affiliates at or within the prior one (1) year, or in any manner seek to induce any such person to leave his or her employment.

5.  Confidentiality; Work Product. (a) The Employee agrees that at all times during the term of this Agreement and after the termination of employment with the Company for as long as such information remains non-public information, the Employee shall (i) hold in confidence and refrain from disclosing to any other party all information, whether written or oral, tangible or intangible, of a private, secret, proprietary or confidential nature, of or concerning the Company or any of its subsidiaries or affiliates and their business and operations, and all files, letters, memoranda, reports, records, computer disks or other computer storage medium, data, models or any photographic or other tangible materials containing such information ("Confidential Information"), including without limitation, any sales, promotional or marketing plans, programs, techniques, practices or strategies, any expansion plans (including existing and entry into new geographic and/or product markets), and any customer lists, (ii) use the Confidential Information solely in connection with his employment with the Company or any of its subsidiaries or affiliates and for no other purpose, (iii) take all precautions necessary to ensure that the Confidential Information shall not be, or be permitted to be, shown, copied or disclosed to third parties, without the prior written consent of the Company or any of its subsidiaries or affiliates, and (iv) observe all security policies implemented by the Company or any of its subsidiaries or affiliates from time to time with respect to the Confidential Information. In the event that the Employee is ordered to disclose any Confidential Information, whether in a legal or regulatory proceeding or otherwise, the Employee shall provide the Company or any of its subsidiaries or affiliates with prompt notice of such request or order so that the Company or any of its subsidiaries or affiliates may seek to prevent disclosure. In addition to the foregoing the Employee shall not at any time libel, defame, ridicule or otherwise disparage the Company.

(b) For the purposes of this Agreement, "Work Product" shall mean the data, materials, documentation, computer programs, inventions (whether or not patentable), and all works of authorship, including all worldwide rights therein under patent, copyright, trade secret, confidential information, or other proprietary right. The Employee hereby assigns to the Company all rights, title and interest in such Work Product made or conceived by the Employee alone or jointly with others (whether during the Employment Period or any period of employment with the Company or any of its affiliates following the Employment Period) which relates to the business of the Company or any such affiliate. This assignment shall include (a) the right to file and prosecute patent applications on such Work Product in any and all countries, (b) the patent applications filed and patents issuing thereon and (c) the right to obtain copyright, trademark or trade name protection for any such Work Product. The Employee shall promptly and fully disclose all such Work Product to the Company and reasonably assist the Company, at the Company's expense, in obtaining and protecting the rights therein (including patents thereon) in any and all countries; provided, however, that said Work Product will be the property of the Company, whether or not patented or registered for copyright, trademark or trade name protection, as the case may be. Work Product conceived by the Employee, which is not related to the business of the Company, will remain the property of the Employee.

6.  Specific Performance; Injunction. The parties agree and acknowledge that the restrictions contained in Sections 4 and 5 are reasonable in scope and duration and are necessary to protect the Company or any of its subsidiaries or affiliates. If any provision of Sections 4 or 5 as applied to any party or to any circumstance is adjudged by a court to be invalid or unenforceable, the same shall in no way affect any other circumstance or the validity or enforceability of any other provision of this Agreement. If any such provision, or any part thereof, is held to be unenforceable because of the duration of such provision or the area covered thereby, the parties agree that the court making such determination shall have the power to reduce the duration and/or area of such provision, and/or to delete specific words or phrases, and in its reduced form, such provision shall then be enforceable and shall be enforced. The Employee agrees and acknowledges that the breach of Sections 4 or 5 will cause irreparable injury to the Company or any of its subsidiaries or affiliates and upon breach of any provision of such Sections, the Company or any of its subsidiaries or affiliates shall be entitled to injunctive relief, specific performance or other equitable relief, without being required to post a bond; provided, however, that, this shall in no way limit any other remedies which the Company or any of its subsidiaries or affiliates may have (including, without limitation, the right to seek monetary damages).

7.  Notices. All notices, requests, demands, claims and other communications hereunder shall be in writing and shall be deemed given if delivered by hand delivery, by certified or registered mail (first class postage pre-paid), guaranteed overnight delivery or facsimile transmission if such transmission is confirmed by delivery by certified or registered mail (first class postage pre-paid) or guaranteed overnight delivery to, the following addresses and telecopy numbers (or to such other addresses or telecopy numbers which such party shall designate in writing to the other parties): (a) if to the Company, at its principal executive offices, addressed to the President, with a copy to Clayton Parker, Esq., Kirkpatrick & Lockhart Preston Gates Ellis LLP, 201 South Biscayne Blvd, Suite 2000, Miami, Florida 33131; and (b) if to the Employee, at the address listed on the signature page hereto.

8.  Amendment; Waiver. This Agreement may not be modified, amended, or supplemented, except by written instrument executed by all parties. No failure to exercise, and no delay in exercising, any right, power or privilege under this Agreement shall operate as a waiver, nor shall any single or partial exercise of any right, power or privilege hereunder preclude the exercise of any other right, power or privilege. No waiver of any breach of any provision shall be deemed to be a waiver of any preceding or succeeding breach of the same or any other provision, nor shall any waiver be implied from any course of dealing between the parties. No extension of time for performance of any obligations or other acts hereunder or under any other agreement shall be deemed to be an extension of the time for performance of any other obligations or any other acts. The rights and remedies of the parties under this Agreement are in addition to all other rights and remedies, at law or equity, that they may have against each other.

9.  Assignment; Third Party Beneficiary. This Agreement, and the Employee's rights and obligations hereunder, may not be assigned or delegated by him. The Company may assign its rights, and delegate its obligations, hereunder to any affiliate of the Company, or any successor to the Company, specifically including the restrictive covenants set forth in Sections 4 and 5 hereof. The rights and obligations of the Company under this Agreement shall inure to the benefit of and be binding upon its respective successors and assigns.

10.  Severability; Survival. In the event that any provision of this Agreement is found to be void and unenforceable by a court of competent jurisdiction, then such unenforceable provision shall be deemed modified so as to be enforceable (or if not subject to modification then eliminated herefrom) to the extent necessary to permit the remaining provisions to be enforced in accordance with the parties intention. The provisions of Sections 4 and 5 will survive the termination for any reason of the Employee's relationship with the Company.

11.  Indemnification. The Company agrees to indemnify the Employee during the term and after termination of this Agreement in accordance with the provisions of the Company's certificate of incorporation and bylaws and the laws of the State of Delaware and grant indemnification to the Employee on the same terms and limits as that of any executive employee, past, present or future, as, if and when the Company enters into such other indemnification agreement with such other executive employee(s).

12.  Counterparts. This Agreement may be signed in any number of counterparts, each of which shall be an original but all of which together shall constitute one and the same instrument.

13.  Governing Law. This Agreement shall be construed in accordance with and governed for all purposes by the laws of the State of Delaware applicable to contracts executed and to be wholly performed within Delaware.

14.  Entire Agreement. This Agreement contains the entire understanding of the parties in respect of its subject matter and supersedes all prior agreements and understandings (oral or written) between or among the parties with respect to such subject matter.

15.  Headings. The headings of Paragraphs and Sections are for convenience of reference and are not part of this Agreement and shall not affect the interpretation of any of its terms.

16.  Construction. This Agreement shall be construed as a whole according to its fair meaning and not strictly for or against any party. The parties acknowledge that each of them has reviewed this Agreement and has had the opportunity to have it reviewed by their respective attorneys and that any rule of construction to the effect that ambiguities are to be resolved against the drafting party shall not apply in the interpretation of this Agreement.

17.  Resolution of Disputes. Any disputes arising under or in connection with this Agreement shall be resolved by third party mediation of the dispute and, failing that, by binding arbitration to be held in Wilmington, Delaware in accordance with the rules and procedures of the American Arbitration Association. Judgment upon the award rendered by the arbitrator(s) may be entered in any court having jurisdiction thereof. Each party shall be responsible for its own costs and expenses (including attorney’s fees) with respect any dispute hereunder.

18.  Withholding. All payments made to the Employee shall be made net of any applicable withholding for income taxes and the Employee's share of FICA, FUTA or other taxes. The Company shall withhold such amounts from such payments to the extent required by applicable law and remit such amounts to the applicable governmental authorities in accordance with applicable law.

19.  Indemnification. Employee represents and warrants that his execution and performance of this Agreement will not conflict or cause a breach of any other agreement of the Employee (including, but not limited to, any previous employment agreement of the Employee). In the event that the execution and performance of this Agreement results in any claim or action against the Company pursuant to any other agreement of the Employee, the Employee agrees to indemnify and hold harmless the Company and, where applicable, its directors, officers, employees, agents, advisors and shareholders from and against any and all loss, liability, claim, damage and expense whatsoever (including, without limitation, any and all fees, costs and expenses whatsoever reasonably incurred in investigating, preparing or defending against any claim, lawsuit, administrative proceeding or investigation whether commenced or threatened) arising out of or based upon the breach of representation of the Employee in the preceding sentence. Notwithstanding the above, the Employee only indemnifies the aforementioned parties to the extent of damages or claims, commenced or threatened, resulting from the representations or warrantees of the Employee specific to any previous employment or consulting agreements and not against any damages or claims, commenced or threatened, specific to any conflicts, breaches or actions, past, present or future, of the other parties mentioned in this section.

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IN WITNESS WHEREOF, the parties have executed this Agreement effective as of the date first above written.

HOMELAND SECURITY CAPITAL CORPORATION,
a Delaware corporation

By:	/s/ C. Thomas McMillen
Name: C. Thomas McMillen
Title: Chief Executive Officer

EMPLOYEE:

By:	/s/ Michael T. Brigante
Name: Michael T. Brigante

Address for Notices:
17 Daniel Drive
Hillsborough, NJ 08844

Signature Page for Employment Agreement

Exhibit A

Exceptions to Non-Compete

None